Exhibit 99.1
January 8, 2008
FOR IMMEDIATE RELEASE
Contact:  Anthony Brady
Phone:    433-4189

Wilber Bank Appoints Bisaccio as Regional Market President

Douglas C. Gulotty, President and CEO of Wilber National Bank, the principal subsidiary of The Wilber Corporation, recently announced the selection of Brian M. Bisaccio as Regional Market President, managing Wilber’s commercial and retail expansion efforts in the Syracuse, Rochester and Utica, NY markets.

Gulotty outlined the company’s expansion plans for Central New York that, in addition to hiring Bisaccio to lead a team of seasoned banking professionals serving the region, include relocating Wilber’s existing downtown Syracuse loan production office to remodeled facilities in Cicero and, by year’s end, constructing a proposed second location in Dewitt to serve as a licensed full service branch and regional operations center for the Bank.

Bisaccio, age 49,  from Manlius, NY, brings 26 years of experience in banking to Wilber, having worked as a Senior Lending Officer and Senior Vice President at Partners Trust. Prior to that he held positions as Vice President of Commercial Lending at Fleet National Bank, Vice President of Commercial Lending at HSBC, and Assistant Vice President at Key Bank.

A graduate of St. Lawrence University, Canton, NY, where he earned a degree in economics, Bisaccio also completed the University of Buffalo School of Management’s Advanced Commercial Lending Course. He volunteers in the local community serving as vice chairman of the board for the Better Business Bureau of Upstate New York. Previous community service commitments include serving as past chairman of the board for the Better Business Bureau of Syracuse, past chairman of the board for Manlius Library and past trustee for Syracuse Stage.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of central and upstate New York.  The Wilber Corporation is the parent of Wilber National Bank and Provantage Funding Corporation. The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 21 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties and two loan production offices located in Syracuse, New York and Clifton Park, New York. The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending. The Bank provides personal trust, agency, estate administration, and retirement planning services for individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and, mutual funds through a third party broker-dealer firm and a full line of life, health, and property and casualty insurance products through its insurance agency subsidiary, Mang–Wilber LLC.  The Bank currently has 278 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

Provantage is a licensed New York State mortgage banker headquartered in Clifton Park, New York.  Provantage offers a large variety of residential mortgage products that fit the needs of most consumers. It is also a HUD endorsed lender, providing government FHA loans.  Provantage covers the entire Capital District with five licensed branch offices located within Saratoga, Schenectady, and Albany counties. Additional information about Provantage can be found at its website:  www.ProvantageFunding.com.

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